THIRD AMENDMENT TO

CHURCHILL DOWNS INCORPORATED

2016 OMNIBUS STOCK INCENTIVE PLAN

WHEREAS, Churchill Downs Incorporated (the "Company") has heretofore adopted the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan, as amended by that certain First Amendment to the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan and that certain Second Amendment to the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (as amended, the "Plan"); and

WHEREAS, the Company wishes to amend the Plan to permit for the cash settlement of restricted share unit awards granted thereunder;

NOW, THEREFORE, the Plan shall be amended, effective as of the date hereof, as follows:

1. Section 8 of the Plan is hereby amended to add the following subsection 8.6:

Payment of Restricted Share Units. Each grant shall specify the time and manner of payment of Restricted Share Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof as specified in the Award Agreement, including any amendment thereto, and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

2. Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company, acting pursuant to authority granted to the officer by the Board of Directors of the Company, has executed this instrument on this 6th day of February, 2025.

CHURCHILL DOWNS INCORPORATED

By: M. Katherine Armstrong

Name: M. Katherine Armstrong
Title: Senior Vice President of Human Resources